Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES SECOND QUARTER 2020 FINANCIAL RESULTS

Atlanta, Georgia August 3, 2020 -- Ciner Resources LP (NYSE: CINR) (“we”, “us, “our”, or the “Partnership”) today reported its financial and operating results for the second quarter ended June 30, 2020.

Second Quarter 2020 Financial Highlights:

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Net sales of $76.2 million decreased 41.3% from the prior-year second quarter; year-to-date of $190.6 million decreased 26.7% over the prior year. During the first half of 2020, the Partnership experienced a significant decline in sales volumes, production and pricing in response to COVID-19.

•
Soda ash volume produced decreased 32.8% from the prior-year second quarter, and soda ash volume sold decreased 37.1% from the prior-year second quarter; year-to-date soda ash volume produced decreased 16.3% from the prior-year, and soda ash volume sold decreased 19.6% from the prior-year. During the first half of 2020, the Partnership experienced a significant decline in production volumes in response to COVID-19.

•
Net (loss) income of $(5.4) million decreased $29.2 million from the prior-year second quarter; year-to-date of $8.8 million decreased $40.2 million over the prior year. Net (loss) income declined more than sales and production due to a significant amount of our plant costs are not as efficient with these low productions levels and are not proportionally impacted by lower sales and production volume.

•
Adjusted EBITDA of $2.8 million decreased 91.5% from the prior-year second quarter; year-to-date of $25.2 million decreased 61.8% over the prior year. During the first half of 2020, while sales and production volumes decreased significantly as a result of the response to COVID-19. Adjusted EBITDA declined more than sales and production due to a significant amount of our plant costs are not as efficient with these low productions levels and are not proportionally impacted by lower sales and production volume.

•	(Loss) earnings per unit of $(0.17) for the quarter decreased 130.4% over the prior-year second quarter of $0.56; year-to-date earnings per unit of $0.17 decreased 85.5% over the prior-year.

•	Net cash provided by operating activities of $14.5 million decreased 35.3% over prior-year second quarter; year-to-date of $31.2 million increased 11.4% over the prior year.

•	Distributable cash flow of negative $1.4 million decreased 110.1% compared to the prior-year second quarter; year-to-date distributable cash flow of $7.6 million decreased 74.2% over the prior year.

•	The distribution coverage ratio was N/A and 2.01 for the three months ended June 30, 2020 and 2019, respectively; and 1.12 and 2.15 for the six months ended June 30, 2020 and 2019, respectively.
Oguz Erkan, CEO, commented: “The second quarter of 2020 was a challenging one for our business, as we endured major impacts from the COVID-19 pandemic and a slowing global economy. Weakened demand for soda ash forced us to make unprecedented production cuts, as the global market quickly became oversupplied following the sudden and severe decrease in economic activity and widespread stay-home requirements.
In light of current market conditions and macroeconomic uncertainty, it’s important that we are prudent in maintaining our liquidity and ability to access capital to support our operations as well as closely monitor our leverage ratios. As a result, we have taken a number of steps to reduce both operating and capital costs as well as amending our credit facility. Despite these efforts we still had to make the difficult decision to suspend our distribution to ensure we maintain financial flexibility amid the current market volatility, with the intent to resume distributions as soon as prudently possible.
Despite the difficulties we face today, I am proud to announce our early exit from ANSAC which will now be effective December 31, 2020. This will allow us to have more direct control over our export sales and work collaboratively with our parent company to more efficiently reach our global customers.
Overall, we remain confident in the long-term fundamentals of our business and look forward to entering 2021 as an independent soda ash exporter. As we continue to make these transformational changes to our business, I want to also recognize our team for their continued commitment to safety protocols we have implemented in response to COVID-19 and ensuring employee health and safe operations remain our top priority. It is thanks to our people that we have avoided a significant disruption to our operations and maintain a bright future for our business.”

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions, except per unit amounts)	2020	2019	% Change	2020	2019	% Change

Soda ash volume produced (millions of short tons)	0.453	0.675	(32.8)%	1.133	1.353	(16.3)%
Soda ash volume sold (millions of short tons)	0.427	0.679	(37.1)%	1.090	1.356	(19.6)%
Net sales	$76.2	$129.8	(41.3)%	$190.6	$260.2	(26.7)%
Net (loss) income	(5.4)	$23.8	(122.7)%	$8.8	$49.0	(82.0)%
Net (loss) income attributable to Ciner Resources LP	$(3.3)	$11.3	(129.2)%	$3.4	$23.6	(85.6)%
(Loss) earnings per limited partner unit	$(0.17)	$0.56	(130.4)%	$0.17	$1.17	(85.5)%
Adjusted EBITDA(1)	$2.8	$32.8	(91.5)%	$25.2	$66.0	(61.8)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$1.1	$16.2	(93.2)%	$12.3	$32.9	(62.6)%
Net cash provided by operating activities	$14.5	22.4	(35.3)%	$31.2	28.0	11.4%
Distributable cash flow (deficit) attributable to Ciner Resources LP(1)	$(1.4)	$13.9	(110.1)%	$7.6	$29.5	(74.2)%
Distribution coverage ratio (1)	N/A	2.01	N/A	1.12	2.15	(47.9)%
(1)See non-GAAP reconciliations
Three Months Ended June 30, 2020 compared to Three Months Ended June 30, 2019
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended June 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2020	2019
Net sales:
Domestic	$44.2	$48.0	(7.9)%
International	32.0	81.8	(60.9)%
Total net sales	$76.2	$129.8	(41.3)%
Sales volumes (thousands of short tons):
Domestic	195.3	198.7	(1.7)%
International	231.2	479.8	(51.8)%
Total soda ash volume sold	426.5	678.5	(37.1)%
Average sales price (per short ton):(1)
Domestic	$226.32	$241.57	(6.3)%
International	$138.41	$170.49	(18.8)%
Average	$178.66	$191.30	(6.6)%
Percent of net sales:
Domestic sales	58.0%	37.0%	56.8%
International sales	42.0%	63.0%	(33.3)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	45.8%	29.3%	56.3%
International volume	54.2%	70.7%	(23.3)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold

Consolidated Results
Net sales. Net sales decreased by 41.3% to $76.2 million for the three months ended June 30, 2020 from $129.8 million for the three months ended June 30, 2019, primarily driven by a decrease in soda ash volumes sold of 37.1% due to lower international demand for three months ended June 30, 2020, as compared to the three months ended June 30, 2019. The decrease in soda ash volumes sold was primarily attributable to the decline in global demand as a result of the COVID-19 pandemic. Also contributing to the decrease in net sales was a decline in international pricing, which continued the trend that began in the fourth quarter of 2019.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, decreased by 23.9% to $74.2 million for the three months ended June 30, 2020 from $97.5 million for the three months ended June 30, 2019, which were primarily due to significant decreases in overall soda ash sales volumes and production in response to the COVID-19 pandemic, which were partially offset by the increased cost due to usage not being effective with the decrease in production.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 14.3% to $6.0 million for the three months ended June 30, 2020, compared to $7.0 million for the three months ended June 30, 2019. The decrease was driven primarily by decreased American Natural Soda Ash Corp. (“ANSAC”) services and employee benefit expenses, including lower medical and travel costs.
Operating (loss) income. As a result of the foregoing, operating (loss) income decreased by 115.8% to $(4.0) million for the three months ended June 30, 2020 from $25.3 million for the three months ended June 30, 2019. During the second quarter of 2020, production and sales decreased significantly. Operating results have declined by a greater percentage than production and sales due to a significant amount of fixed plant costs that are not proportionally impacted by lower sales and production volume. In addition, certain costs are higher due to cost related to employee safety and retention during the COVID-19 pandemic.
Net (loss) income. As a result of the foregoing, net (loss) income decreased by 122.7% to $(5.4) million for the three months ended June 30, 2020, from $23.8 million for the three months ended June 30, 2019.

Six Months Ended June 30, 2020 compared to Six Months Ended June 30, 2019
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Six Months Ended June 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2020	2019
Net sales:
Domestic	$99.4	$100.9	(1.5)%
International	91.2	159.3	(42.7)%
Total net sales	$190.6	$260.2	(26.7)%
Sales volumes (thousands of short tons):
Domestic	432.7	423.1	2.3%
International	657.5	932.5	(29.5)%
Total soda ash volume sold	1,090.2	1,355.6	(19.6)%
Average sales price (per short ton):(1)
Domestic	$229.72	$238.48	(3.7)%
International	$138.71	$170.83	(18.8)%
Average	$174.83	$191.94	(8.9)%
Percent of net sales:
Domestic sales	52.2%	38.8%	34.5%
International sales	47.8%	61.2%	(21.9)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	39.7%	31.2%	27.2%
International volume	60.3%	68.8%	(12.4)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold
Consolidated Results
Net sales. Net sales decreased by 26.7% to $190.6 million for the six months ended June 30, 2020 from $260.2 million for the six months ended June 30, 2019, primarily driven by a decrease in soda ash volumes sold of 19.6% due to lower international demand for the six months ended June 30, 2020, as compared to the six months ended June 30, 2019. The decrease in soda ash volumes sold were primarily attributable to the decline in global demand as a result of the COVID-19 pandemic beginning in April 2020. Also contributing to the decrease in net sales was a decline in international pricing, which continued the trend that began in the fourth quarter of 2019.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, decreased by 13.8% to $167.3 million for the six months ended June 30, 2020 from $194.0 million for the six months ended June 30, 2019, which were primarily due to significant decreases in overall soda ash sales volumes and production in response to COVID-19, which were partially offset by the increased cost due to usage not being effective with the decrease in production.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 18.1% to $11.8 million for the six months ended June 30, 2020, compared to $14.4 million for the six months ended June 30, 2019. The decrease was driven primarily by decreased affiliate expenses and employee benefit expenses, as well as lower professional fees incurred during the first half of 2020.
Operating income. As a result of the foregoing, operating income decreased by 77.8% to $11.5 million for the six months ended June 30, 2020 from $51.8 million for the six months ended June 30, 2019. During the first half of 2020, production and sales decreased significantly. Operating results have declined by a greater percentage than production and sales due to a significant amount of fixed plant costs that are not proportionally impacted by lower sales and production volume. In addition, certain costs are higher due to cost related to employee safety and retention during the COVID-19 pandemic.

Net income. As a result of the foregoing, net income decreased by 82.0% to $8.8 million for the six months ended June 30, 2020, from $49.0 million for the six months ended June 30, 2019.
CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2020	2019	2020	2019
Capital Expenditures
Maintenance	$3.6	$4.1	10.1	$5.2
Expansion	6.1	6.6	11.3	24.3
Total	$9.7	$10.7	21.4	$29.5
Operating and Other Data:
Ore grade(1)	86.7%	86.6%	86.7%	86.7%
Ore to ash ratio(2)	1.70: 1.0	1.49: 1.0	1.60: 1.0	1.51: 1.0
(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

During the six months ended June 30, 2020, capital expenditures decreased $8.1 million as compared to the six months ended June 30, 2019. The decrease was primarily driven by decreases in expansion capital expenditures because of the completion of our new co-generation facility, which began operating in March 2020. The decrease was partially offset by the continued increase of maintenance capital expenditures that began in the second half of 2019 at our Wyoming facility to both adequately maintain the facility’s physical assets and to improve its operational reliability.
FINANCIAL POSITION AND LIQUIDITY
As of June 30, 2020, we had cash and cash equivalents of $17.3 million. In addition, we have approximately $105.0 million ($225.0 million, less $120.0 million outstanding) of remaining capacity under our revolving credit facility. As of June 30, 2020, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Wyoming Credit Facility, were 1.53: 1.0 and 17.61: 1.0, respectively.
CASH FLOWS
Cash Flows
Operating Activities
Our operating activities during the six months ended June 30, 2020 provided cash of $31.2 million, an increase of 11.4% from the $28.0 million cash provided during the six months ended June 30, 2019, primarily as a result of the following:

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$8.5 million of working capital provided by operating activities during the six months ended June 30, 2020, compared to $35.5 million of working capital used in operating activities during the six months ended June 30, 2019. The $44.0 million increase in working capital provided by operating activities was primarily due to the $26.4 million decrease in due-from affiliates for the six months ended June 30, 2020 compared to a $30.2 million increase for the six months ended June 30, 2019 primarily related to the timing of collections and lower sales to ANSAC; and

•	a decrease of 82.0% in net income of $40.2 million during the six months ended June 30, 2020, compared to $49.0 million for the prior-year period.
Investing Activities
We used cash flows of $20.3 million in investing activities during the six months ended June 30, 2020, compared to $37.5 million during the six months ended June 30, 2019, for capital projects as described in “Capital Expenditures” above.
Financing Activities
Cash used in financing activities of $8.5 million during the six months ended June 30, 2020 decreased by 197.7% over the prior-year cash provided by financing activities, largely due to repayments of the credit facility during the six months ended June 30, 2020.

Green River Expansion Project
We continue to develop plans and execute the early phases for a potential new Green River Expansion Project that we believe will increase production levels up to approximately 3.5 million tons of soda ash per year. We have recently conducted the initial basic design and are currently evaluating and pursuing the related permits and detailed cost analysis pursuant to the basic design.  This project will require capital expenditures materially higher than have been recently incurred by Ciner Wyoming LLC (“Ciner Wyoming”). When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency, combined with the COVID-19 pandemic’s negative impact on our financial results we are re-prioritizing the timing of the significant expenditure items in order to increase financial and liquidity flexibility and until we have more clarity and visibility into the impact of the COVID-19 pandemic on our business.
Ciner Wyoming Credit Facility Amendment, Ciner Resources Credit Facility and Master Agreement

On July 27, 2020, each of the Ciner Wyoming Credit Facility and Ciner Resources Credit Facility were amended to among other things: (i) increase for a limited period certain restrictive debt covenants that require the maintenance of certain consolidated leverage ratio and consolidated interest coverage ratio at the end of each period, (ii) provide a tiered interest rate structure based on applicable covenant ratios and establish a 0.50% interest floor, (iii) effectuate changes to collateral restricted disbursements and, for the Ciner Wyoming Credit Facility, add a covenant to give security if consolidated leverage ratios are above certain levels. The Master Agreement was also amended to incorporate, among other things, the modified covenants set forth in the Second Ciner Wyoming Amendment related to the consolidated leverage ratios of Ciner Wyoming.

COVID-19

Public health epidemics, pandemics or outbreaks of contagious diseases could adversely impact our business. In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to many other countries and infections have been reported throughout the world, including the United States and markets to which our products have historically been exported. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. Since that time, governmental jurisdictions in the United States and globally have taken various actions to curb the spread of COVID-19, which has resulted in disruption in the national and global economic and financial markets.

Our Response to COVID-19

We continue to closely monitor the impact of the outbreak of COVID-19 and all governmental actions in response thereto on all aspects of our business, including how it impacts our customers, employees, supply chain, distribution network and cash flows. We have taken strong proactive steps to keep the safety of our team and their families as the priority.  We are executing a comprehensive plan to help prevent the spread of the virus in our work locations and it appears to be having a positive impact. This plan includes multiple layers of protection for our employees including but not limited to social distancing, working from home for certain employees who can, splitting shifts, increased sanitation, restricted contractor and visitor access, temperature checks on all contractors and third-party vendors, travel restrictions, and daily communication with our teams.  We have conducted proactive quarantining and contact tracing from the early days of this pandemic and require self-reporting of any illness, in addition to a company doctor, weekly status meetings, tracking local resources, and industry wide efforts.  We have also prepared and executed when needed, strong contingency plans for all our operations with specific actions based on absentee rates.  While these were not necessary to implement, they are continuously refined in case needed. We have started to anticipate a re-opening of society when the virus plateaus and diminishes, and we have completed re-entry plans to implement as they become appropriate.   We are using data to guide our actions rather than firm dates, and our teams are kept up to date on these plans.  Our focus prior to and during this pandemic has been the safety of our teams and this will continue to be our priority as we scale our operations back to normal as the data guides us to do so. We continue to actively monitor and adhere to applicable local, state, federal, and international governmental guideline actions to better ensure the safety of our employees.

The impact of COVID-19

The impact of COVID-19 on our operations during the second quarter 2020, in the form of slowing global demand and downward pricing pressure, had an adverse effect on our second quarter results. The decline in demand adversely impacted our sales and production volume in the second quarter and we expect it will continue pressuring sales volumes and demand in the near- and mid-term. In the second quarter, we experienced an approximately 33% decline in production volumes and 36% decline in sales volumes when compared to our pre-COVID-19 production and sales levels in the quarter ended March 31, 2020, respectively, primarily as a result of utilizing the flexibility of our production assets to adjust to the COVID-19 uncertainties and our customers’ demands and may see similar declines in the near- and mid-term. Our international demand has been impacted the most as different countries deal with different levels of the outbreak and shutdowns. In addition, our customers in the flat glass and in particular the automotive business have been significantly negatively impacted. At this time, we are unable to predict the ultimate impact that COVID-19 may have on our business, future results of operations, financial position, cash flows or ability to make distributions to unitholders. The extent to which our operations may be impacted by the COVID-19 pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the severity of the outbreak and actions by local, state, federal or international government authorities to contain the outbreak or treat its impact. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown. While we have begun to see signs of recovery with some of our customers and industries, primarily in the form of government re-openings and increasing orders these recoveries are very fluid. We are actively managing the business to maintain cash flow and we believe we have enough liquidity to meet our anticipated liquidity requirements. As of June 30, 2020, we cannot predict the duration or the scope of the COVID-19 pandemic and its impact on our operations, the potential negative financial impact to our results cannot be reasonably estimated but could be material.
As of June 30, 2020 we have incurred $0.9 million in costs directly related to COVID-19 primarily in the form of cost related to employee safety and retention and additional inventory storage and logistics cost during the COVID-19 pandemic.

Notice to Terminate Membership in ANSAC
As previously disclosed, the Partnership was informed on November 9, 2018 that Ciner Corp, an affiliate of the Partnership, had as part of its strategic initiative to gain better direct access and control of international customers and logistics and the ability to leverage the expertise of Ciner Group, the world’s largest natural soda ash producer, delivered a notice to terminate its membership in ANSAC, a cooperative that serves as the primary international distribution channel for the Partnership and two other U.S. manufacturers of trona-based soda ash. Such termination was expected to be effective as of the end of day on December 31, 2021. On July 27, 2020, ANSAC and the members thereof entered into an agreement, effective as of July 24, 2020, that, among other things, terminates Ciner Corp’s membership in ANSAC effective as of December 31, 2020 (the “ANSAC termination date”), a year earlier than previously announced (the “ANSAC Early Exit Agreement”). For a limited period after December 31, 2020, Ciner Corp will continue to sell, at substantially lower volumes, product to ANSAC for export sales purposes, with a fixed rate per ton selling, general and administrative expense, and will also purchase a limited amount of export logistics services. Between now and the ANSAC termination date, Ciner Corp continues to have full ANSAC membership benefits and services. Potential liabilities associated with exiting ANSAC are not currently expected to be material.
Historically, by design and prior to our exit from ANSAC, ANSAC managed most of our international sales, marketing and logistics, and as a result, was our largest customer for the six months ended June 30, 2020 and 2019, accounting for 45.1% and 61.2%, respectively, of our net sales. Although ANSAC has been our largest customer for the aforementioned periods, we anticipate that the impact of such termination on our net sales, net income and liquidity will be limited. We made this determination primarily based upon the belief that we will continue to be one of the lowest cost producers of soda ash in the global market. With a low-cost position combined with better direct access and control of our customers and logistics and the ability to leverage Ciner Group’s expertise in these areas, we believe we will be more than able to adequately replace these net sales.

Post-ANSAC International Export Capabilities
In accordance with the ANSAC Early Exit Agreement, Ciner Corp will begin marketing soda ash on our behalf directly into international markets and building its international sales, marketing and supply chain infrastructure. We will also have access to utilize the distribution network that has already been established by the global Ciner Group. We believe that by having the option of combining our volumes with Ciner Group’s soda ash exports from Turkey, Ciner Corp’s strategic exit from ANSAC will allow us to leverage global Ciner Group’s, the world’s largest natural soda ash producer, soda ash operations which we expect will improve our ability to optimize our market share both domestically and internationally. Being able to work with the global Ciner Group will provide us with the opportunity to better attract and more efficiently serve larger global customers. In addition, the Partnership will need access to an international logistics infrastructure that includes, among other things, a domestic port for export capabilities. These export capabilities are currently being developed by an affiliated company and options being evaluated range from continued outsourcing in the near term to developing its own port capabilities in the longer term.
Suspension of Distributions

In further efforts to achieve greater financial and liquidity flexibility during the COVID-19 pandemic, on July 31, 2020, in connection with making the distribution decision for the quarter ended June 30, 2020, each of the members of the board of managers of Ciner Wyoming approved a suspension of quarterly distributions to its members. On August 3, 2020, in connection with making the distribution decision for the quarter ended June 30, 2020, each of the members of the board of directors of our general partner approved a suspension of quarterly distributions to our unitholders in order to increase financial and liquidity flexibility during the COVID-19 pandemic. Management and the board of directors of our general partner will continue to evaluate, on a quarterly basis, whether it is appropriate to reinstate the distribution, which will be dependent in part on our cash reserves, liquidity, total debt levels and anticipated capital expenditures.

RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call on August 4, 2020 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 4008218. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 4008218, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. An affiliate of Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including ANSAC, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event the impact of our agreement to exit ANSAC effective as of December 31, 2020, our ability to reinstate our distributions, and the impact of the recent COVID-19 pandemic, including the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2020	2019	2020	2019
Net sales:
Sales—affiliates	$32.0	$81.8	$86.0	$159.3
Sales—others	44.2	48.0	104.6	100.9
Net sales	$76.2	$129.8	190.6	260.2
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	67.7	90.6	154.3	180.8
Depreciation, depletion and amortization expense	6.5	6.9	13.0	13.2
Selling, general and administrative expenses—affiliates	4.4	5.3	8.5	10.8
Selling, general and administrative expenses—others	1.6	1.7	3.3	3.6
Total operating costs and expenses	80.2	104.5	179.1	208.4
Operating (expense) income	(4.0)	25.3	11.5	51.8
Other income (expenses):
Interest income	0.1	0.1	0.1	0.2
Interest expense, net	(1.5)	(1.6)	(2.8)	(3.0)
Total other expense, net	(1.4)	(1.5)	(2.7)	(2.8)
Net (loss) income	$(5.4)	$23.8	$8.8	$49.0
Net (loss) income attributable to non-controlling interest	(2.1)	12.5	5.4	25.4
Net (loss) income attributable to Ciner Resources LP	$(3.3)	$11.3	$3.4	$23.6
Other comprehensive (loss) income:
Income/(loss) on derivative financial instruments	2.8	(1.6)	$0.7	$0.4
Comprehensive (loss) income	(2.6)	22.2	9.5	49.4
Comprehensive (loss) income attributable to non-controlling interest	(0.7)	11.7	5.7	25.6
Comprehensive (loss) income attributable to Ciner Resources LP	$(1.9)	$10.5	$3.8	$23.8

Net (loss) income per limited partner unit:
Net (loss) income per limited partner unit - basic and diluted	$(0.17)	$0.56	$0.17	$1.17

Limited partner units outstanding:
Weighted average limited partner units outstanding - basic and diluted	19.7	19.7	19.7	19.7

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	June 30, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$17.3	$14.9
Accounts receivable—affiliates	68.6	95.0
Accounts receivable, net	33.9	36.0
Inventory	34.4	24.2
Other current assets	2.5	2.2
Total current assets	156.7	172.3
Property, plant and equipment, net	305.8	297.7
Other non-current assets	24.1	24.3
Total assets	$486.6	$494.3
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3.0	$—
Accounts payable	10.8	14.2
Due to affiliates	3.0	3.0
Accrued expenses	32.5	39.1
Total current liabilities	49.3	56.3
Long-term debt	146.1	129.5
Other non-current liabilities	9.3	8.6
Total liabilities	204.7	194.4
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Wyoming Holding Co. (19.8 units issued and outstanding at June 30, 2020 and December 31, 2019)	161.7	171.4
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at June 30, 2020 and December 31, 2019)	4.1	4.3
Accumulated other comprehensive loss	(2.6)	(3.0)
Partners’ capital attributable to Ciner Resources LP	163.2	172.7
Non-controlling interest	118.7	127.2
Total equity	281.9	299.9
Total liabilities and partners’ equity	$486.6	$494.3

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In millions)	2020	2019

Cash flows from operating activities:
Net income	$8.8	$49.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	13.0	13.3
Equity-based compensation expense	0.7	1.0
Other non-cash items	0.2	0.2
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	26.4	(30.2)
Accounts receivable, net	2.1	1.6
Inventory	(9.5)	(0.3)
Other current and other non-current assets	(0.1)	—
Increase/(decrease) in:
Accounts payable	(4.2)	(3.8)
Due to affiliates	(0.2)	1.3
Accrued expenses and other liabilities	(6.0)	(4.1)
Net cash provided by operating activities	31.2	28.0
Cash flows from investing activities:
Capital expenditures	(20.3)	(37.5)
Net cash used in investing activities	(20.3)	(37.5)
Cash flows from financing activities:
Borrowings on Ciner Wyoming Credit Facility	121.5	90.0
Borrowings on Ciner Wyoming Equipment Financing Arrangement	30.0	—
Repayments on Ciner Wyoming Credit Facility	(131.0)	(43.5)
Repayments on Ciner Wyoming Equipment Financing Arrangement	(0.7)	—
Debt issuance costs	(0.2)	—
Common units surrendered for taxes	(0.2)	(0.5)
Distributions to common unitholders	(13.4)	(17.9)
Distributions to general partner	(0.3)	(0.4)
Distributions to non-controlling interest	(14.2)	(19.0)
Net cash provided by financing activities	(8.5)	8.7
Net increase in cash and cash equivalents	2.4	(0.8)
Cash and cash equivalents at beginning of period	14.9	10.2
Cash and cash equivalents at end of period	$17.3	$9.4

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per unit data)	2020	2019	2020	2019
Reconciliation of Adjusted EBITDA to net income:
Net (loss) income	$(5.4)	$23.8	$8.8	$49.0
Add backs:
Depreciation, depletion and amortization expense	6.5	6.9	13.0	13.2
Interest expense, net	1.4	1.5	2.7	2.8
Equity-based compensation expense, net of forfeitures	0.3	0.6	0.7	1.0
Adjusted EBITDA	$2.8	$32.8	$25.2	$66.0
Less: Adjusted EBITDA attributable to non-controlling interest	1.7	16.6	12.9	33.1
Adjusted EBITDA attributable to Ciner Resources LP	$1.1	$16.2	$12.3	$32.9

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$1.1	$16.2	$12.3	$32.9
Less: Cash interest (income) expense, net attributable to Ciner Resources LP	0.6	0.8	0.1	1.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.9	1.5	4.6	2.0
Distributable cash flow (deficit) attributable to Ciner Resources LP	$(1.4)	$13.9	$7.6	$29.5

Cash distribution declared per unit	$—	$0.340	$0.340	$0.680
Total distributions to unitholders and general partner	$—	$6.9	$6.8	$13.7
Distribution coverage ratio	N/A	2.01	1.12	2.15

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$14.5	$22.4	$31.2	$28.0
Add/(less):
Amortization of long-term loan financing	—	(0.1)	—	(0.1)
Net change in working capital	(12.9)	9.3	(8.5)	35.5
Interest expense, net	1.4	1.5	2.7	2.8
Other non-cash items	(0.2)	(0.3)	(0.2)	(0.2)
Adjusted EBITDA	$2.8	$32.8	$25.2	$66.0
Less: Adjusted EBITDA attributable to non-controlling interest	1.7	16.6	12.9	33.1
Adjusted EBITDA attributable to Ciner Resources LP	$1.1	$16.2	$12.3	$32.9
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.8	0.1	1.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.9	1.5	4.6	2.0
Distributable cash flow (deficit) attributable to Ciner Resources LP	$(1.4)	$13.9	$7.6	$29.5

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q2-2020	Q2-2020	Q1-2020	Q4-2019	Q3-2019	Q2-2019
Reconciliation of Adjusted EBITDA to net income:
Net income (loss)	$61.4	(5.4)	$14.2	$22.7	$29.9	$23.8
Add backs:
Depreciation, depletion and amortization expense	26.7	6.5	6.5	6.9	6.8	6.9
Impairment and loss on disposal of assets, net	0.6	—	—	0.6	—	—
Interest expense, net	5.4	1.4	1.3	1.2	1.5	1.5
Equity-based compensation expense (benefit), net of forfeitures	0.5	0.3	0.4	0.4	(0.6)	0.6
Adjusted EBITDA	94.6	2.8	22.4	31.8	37.6	32.8
Less: Adjusted EBITDA attributable to non-controlling interest	47.7	1.7	11.2	15.7	19.1	16.6
Adjusted EBITDA attributable to Ciner Resources LP	$46.9	$1.1	$11.2	$16.1	$18.5	$16.2

Adjusted EBITDA attributable to Ciner Resources LP	$46.9	$1.1	$11.2	$16.1	$18.5	$16.2
Less: Cash interest expense (income), net attributable to Ciner Resources LP	1.5	0.6	(0.5)	0.6	0.8	0.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	12.4	1.9	2.7	6.3	1.5	1.5
Distributable cash flow attributable to Ciner Resources LP	$33.0	$(1.4)	$9.0	$9.2	$16.2	$13.9

Cash distribution declared per unit	$1.020	$—	$0.340	$0.340	$0.340	$0.340
Total distributions to unitholders and general partner	$20.5	$—	$6.8	$6.8	$6.9	$6.9
Distribution coverage ratio	1.61	N/A	1.32	1.35	2.35	2.01

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Supply Chain & Finance
(770) 375-2323
EFreydel@ciner.us.com